Exhibit 99.1
For Financial Inquiries, Contact:
Charlie Chen
Sybase Investor Relations
charlie@sybase.com
(925) 236-6015
Sybase Announces Proposed Private Placement of
$250 Million Convertible Senior Notes
DUBLIN, Calif. — July 28, 2009 — Sybase, Inc. (NYSE: SY) announced today that it intends to offer, subject to market conditions and other factors, $250 million aggregate principal amount of convertible senior notes due 2029, in a private placement within the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Act”). In certain circumstances, the notes may be convertible into cash in an amount equal to the lesser of $1,000 and the conversion value and, if the conversion value is greater than $1,000, payment of the excess conversion value, at Sybase’s option, in the form of cash, shares of common stock or a combination of cash and common stock.
The notes are expected to have a maturity date of August 15, 2029 and to be redeemable at Sybase’s option beginning August 20, 2014 at 100% of the principal amount plus accrued and unpaid interest to, but excluding, the redemption date. The holders are expected to have the right to require Sybase to purchase some or all of the notes on August 15, 2014, August 15, 2019 and August 15, 2024 or in the event of certain fundamental changes at 100% of the principal amount, plus accrued and unpaid interest to, but excluding, the purchase date. The interest rate, conversion price, offering price and other terms are to be determined by negotiations between the company and the initial purchasers of the notes. Sybase expects to grant to the initial purchasers a 30-day option to purchase up to an additional $50 million aggregate principal amount of notes solely to cover over-allotments.
Sybase intends to use the net proceeds from the private placement to repurchase up to $50 million of its common stock simultaneously with the private placement and the balance to refinance its existing 1.75% Convertible Subordinated Notes due 2025 in March 2010 when they become redeemable at Sybase’s option or earlier if any holders convert or elect to have their notes repurchased by Sybase. This repurchase of common stock could have the effect of increasing or preventing a decline in the price of Sybase's common stock concurrently with or following the pricing of the notes. Pending the refinancing of the existing notes, Sybase expects to invest the balance of the net proceeds in interest-bearing, investment-grade securities.
This press release does not constitute an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
The notes and the shares of common stock issuable upon conversion of the notes will not be registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.